EXHIBIT -23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 and F-4 of our reports dated March 19, 2008, relating to the consolidated financial statements of ArcelorMittal (successor entity of Mittal Steel Company N.V.) and subsidiaries, and the effectiveness of ArcelorMittal’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Consent Solicitation Statement and Prospectus, which is part of this Registration Statement.
/s/ Deloitte S.A.
Luxembourg, Grand-Duchy of Luxembourg
April 15, 2008